Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626

News Release

Pebblebrook Hotel Trust Refinances its Credit Facility and Term Loans

Bethesda, MD, October 16, 2017 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully amended and restated its $450 million senior unsecured revolving credit facility (Credit Facility) and four term loans totaling $675 million. The pricing on the Credit Facility and term loans has been reduced, and overall terms and covenants have been improved for the Company.

We are very appreciative of our bank group’s continued support on this significant refinancing effort, commented Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. We are thrilled to announce that the amended facilities extend the maturity of our unsecured revolver and term loans while providing us with reduced overall borrowing costs and more flexible operating terms.

The $450 million Credit Facility and $300 million unsecured term loan were extended to January 2023. The Company’s prior $175 million term loan, which has been separated into two tranches, now consists of a $65 million unsecured term loan maturing in 2022 and a $110 million unsecured term loan maturing in 2024.

The Credit Facility’s interest rate is now based on a pricing grid with a range of 145 to 225 basis points over LIBOR as determined by the Company’s leverage ratio. The interest rate on the four unsecured term loans is now based on a pricing grid similar to that of the Credit Facility, with ranges of 140 to 260 basis points over LIBOR, as determined by the Company’s leverage ratio.

The Company’s $450 million Credit Facility matures in 2023 and is jointly led by Bank of America Merrill Lynch and U.S. Bank National Association. Bank of America, N.A. serves as the Administrative Agent; U.S. Bank National Association serves as the Syndication Agent and Raymond James Bank, N.A.; Regions Bank and Wells Fargo Bank, National Association serve as Documentation Agents. Citigroup Global Markets, Inc.; PNC Bank, National Association; Capital One, National Association; Branch Banking and Trust Company; Sumitomo Mitsui Banking Corporation and TD Bank, National Association also participate in the Credit Facility.

The Company’s $300 million unsecured term loan matures in 2023 and is jointly led by Bank of America Merrill Lynch and U.S. Bank National Association. Bank of America, N.A. serves as the Administrative Agent, U.S. Bank National Association serves as the Syndication Agent and Raymond James Bank, N.A.; Regions Bank and Wells Fargo Bank, National Association serve as Documentation Agents. Citigroup Global Markets, Inc.; PNC Bank, National Association; Capital One, National Association; Branch Banking and Trust Company; Sumitomo Mitsui Banking Corporation and TD Bank, National Association also participate in this term loan.

The Company’s $200 million unsecured term loan matures in 2021 and is jointly led by PNC Capital Markets LLC and Regions Capital Markets, who serve as Joint Lead Arrangers and Joint Book Runners. PNC Bank, National Association serves as the Administrative Agent, Regions Bank serves as the Syndication Agent, and U.S. Bank National Association and Sumitomo Mitsui Banking Corporation serve as the Documentation Agents. Bank of America, N.A.; Wells Fargo Bank, National Association; Capital One, National Association and TD Bank, National Association also participate in this term loan.

The Company’s $110 million unsecured term loan matures in 2024 and is jointly led by Capital One, National Association and TD Securities (USA) LLC. Capital One, National Association serves as the Administrative Agent and TD Bank, National Association serves as the Syndication Agent. Raymond James Bank, N.A. also participates in this term loan.

The Company’s $65 million unsecured term loan matures in 2022 and is led by U.S. Bank National Association. U.S. Bank National Association serves as the Administrative Agent, Regions Bank serves as the Syndication Agent, and PNC Bank, National Association serves as the Managing Agent.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 28 hotels, with a total of 6,970 guest rooms. The Company owns hotels located in 9 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

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Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com